Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces Second Quarter Results

BROOMFIELD, Colo., July 26, 2007—Ball Corporation [NYSE:BLL] today announced second quarter earnings of $105.9 million, or $1.03 per diluted share, on sales of $2.03 billion, compared to $129.8 million, or $1.23 per diluted share, in 2006 when second quarter results included a $45.2 million after-tax gain, or 43 cents per diluted share, for property insurance recovery from a fire in a manufacturing facility in Germany.
For the first six months of 2007, Ball’s earnings were $187.1 million, or $1.81 per diluted share, on sales of $3.73 billion. First half 2006 results, which included the property insurance gain, were earnings of $174.2 million, or $1.66 per diluted share, on sales of $3.21 billion.
During the fourth quarter of 2006, Ball changed its method of inventory accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Results for 2006 have been adjusted to reflect the accounting change.
“Operating earnings for both the second quarter and the first half were up compared to a year ago,” said R. David Hoover, chairman, president and chief executive officer. “Operating earnings in all business segments except plastic packaging, Americas, were ahead of last year through the first six months.”

Metal Beverage Packaging, Americas
Earnings for the quarter in the metal beverage packaging, Americas, segment were $82.6 million on sales of $816.7 million. In 2006, second quarter earnings in the segment were $67 million on sales of $740.6 million. For the first six months, earnings in 2007 were $176.4 million on sales of $1.45 billion, compared to $120.5 million on sales of $1.33 billion in the first half of 2006.
“Sales volumes in the quarter and for the first six months were down slightly from 2006 levels, but earnings were up as we are realizing the benefits of our cost reduction efforts and the capital project to improve our end-making capabilities,” Hoover said.

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

Metal Beverage Packaging, Europe/Asia
Second quarter earnings in the metal beverage packaging, Europe/Asia, segment were $92.6 million on sales of $539.3 million, compared to $141.6 million, including the $74.1 million pre-tax property insurance gain, on sales of $433.8 million a year ago. For the first six months, earnings were $137.5 million on sales of $924.3 million, compared to $169.7 million, including the insurance gain, on sales of $734.7 million in the first half of 2006.
“Sales volumes in the metal beverage packaging, Europe/Asia, segment were up more than nine percent over 2006 levels for the quarter and the first half of 2007,” Hoover said. “During the quarter we brought into full production the replacement capacity we installed following the April 1, 2006, fire at one of our plants in Germany. The replacement capacity will help us meet the anticipated strong demand for beverage cans in Europe in the third quarter of 2007. In addition, we plan to increase the capacity of our Hermsdorf, Germany, and Radomsko, Poland, plants by a total of a half billion cans in 2008, and to further increase capacity as demand warrants.”

Metal Food & Household Products Packaging, Americas
The metal food and household products packaging, Americas, segment second quarter results were earnings of $11.1 million on sales of $284 million, compared to $4.8 million on sales of $295.2 million in 2006. For the first half of 2007, segment earnings were $10.9 million on sales of $562.8 million, compared to $5.8 million on sales of $484.5 in the first six months of 2006. The second quarter and first half earnings in 2006 included a $0.4 million gain and $1.7 million loss, respectively, related to restructuring activities.
“We are seeing progress in the metal food and household products packaging segment, in part due to the consolidation activities and the cost cutting measures we have put in place,” Hoover said. “After operating at a loss in the first quarter of 2007, we were profitable throughout the second quarter and are performing at an improved level as we enter the seasonally-strong third quarter.”

Plastic Packaging, Americas
Earnings in the plastic packaging, Americas, segment for the second quarter of 2007 were $7.1 million on sales of $198.7 million, compared to $8.8 million on sales of $197.5 million in 2006. For the first half of 2007, earnings were $9.4 million on sales of $385.3 million, compared to $10.4 million on sales of $319.9 million in the first six months of 2006.
“We continue to be pleased with the performance of the business we acquired in March 2006. Results from our PET bottle business, however, have been disappointing,” Hoover said. “Slow demand for certain higher-margin PET containers that we experienced in the first quarter continued into the second quarter.”

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 3

Aerospace & Technologies
Earnings in the aerospace and technologies segment were $15.6 million on sales of $194.1 million during the second quarter of 2007, compared to $8.3 million on sales of $175.4 million in the same period a year ago. For the first half of 2007, segment earnings were $35.2 million on sales of $400.4 million, compared to $17.8 million on sales of $335.3 million in the first six months of 2006.
“The first half of 2007 was a record in terms of sales and earnings in our aerospace and technologies segment as the second quarter built on our exceptionally strong first quarter,” Hoover said. “The success of the Orbital Express mission during the second quarter demonstrated several of our unique capabilities and our ability to deliver in difficult space environments. Last week the NASA Goddard Space Flight Center awarded us the contract to build the Operational Land Imager for the eighth Landsat Data Continuity Mission. This contract, valued at more than $120 million, will add to our backlog, which stood at $753 million at the end of the quarter.”

Outlook
Raymond J. Seabrook, executive vice president and chief financial officer, said it now appears the company’s planned fourth quarter payment into its North American pension funds will be smaller than earlier anticipated.
“Because of good pension asset performance, we believe the amount needed to fund the North American pension plans to the 95 percent level will be in the range of $45 million, or $27 million after-tax, rather than the $70 million we initially estimated,” Seabrook said.
“We have been focused on free cash flow, as can be seen from our results through the first half, and we now expect adjusted full-year free cash flow to be at least $400 million,” Seabrook said. “The higher free cash flow estimate includes a forecast of $300 million for capital spending, net of insurance recoveries. The increase in the capital spending estimate is related in part to 2008 capacity additions for Europe, where we are essentially sold out this year and next.”
“The first six months of 2007 were the best half-year in Ball Corporation’s 127-year history in terms of sales and earnings,” Hoover said. “In recent years our second half performance typically has been better than our first half, but this year we do not expect that will be the case, though our overall outlook remains positive.

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 4

“We will continue business integration activities to improve our metal food and household products packaging segment. We expect both the metal food and household products packaging and the plastic packaging segments to be much better in the second half,” Hoover said. “We have several beverage can growth opportunities internationally. Our aerospace and technologies segment has had a stellar first half of 2007, and the long-term outlook for that segment is positive.
“We are working hard on the opportunities and challenges in 2007, and when the year is over, we believe that it will be viewed as another excellent year for Ball Corporation,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging products for beverage, food and household customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2006 sales of $6.6 billion.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-205-6714. International callers should dial 415-908-4703. Please use the following URL for a Web cast of the live call: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1589905
For those unable to listen to the live call, a taped replay will be available about an hour after the live call’s conclusion until 11 a.m. on August 2, 2007. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21342805.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

12/07
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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (June 2007)

Unaudited Statements of Consolidated Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Net sales (Note 2)	$2,032.8	$1,842.5	$3,727.0	$3,207.4
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,682.6	1,554.8	3,076.9	2,711.5
Business consolidation (gains) costs (Note 4)	-	(0.4)	-	1.7
Depreciation and amortization	69.9	64.9	134.9	119.5
Selling, general and administrative	87.3	73.5	169.5	143.8
Property insurance gain (Note 4)	-	(74.1)	-	(74.1)
	1,839.8	1,618.7	3,381.3	2,902.4
Earnings before interest and taxes (Note 2)	193.0	223.8	345.7	305.0
Interest expense	(38.1)	(37.6)	(76.0)	(60.9)
Tax provision	(52.3)	(61.1)	(89.0)	(77.6)
Minority interests	(0.1)	(0.2)	(0.2)	(0.4)
Equity in results of affiliates	3.4	4.9	6.6	8.1
Net earnings	$105.9	$129.8	$187.1	$174.2
Earnings per share (Note 4):
Basic	$1.04	$1.25	$1.84	$1.68
Diluted	$1.03	$1.23	$1.81	$1.66

Weighted average shares outstanding (000s):
Basic	101,542	103,655	101,826	103,449
Diluted	103,165	105,205	103,374	105,133

Condensed Financials (June 2007)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Six months ended
($ in millions)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Cash Flows From Operating Activities:
Net earnings	$105.9	$129.8	$187.1	$174.2
Depreciation and amortization	69.9	64.9	134.9	119.5
Property insurance gain (Note 4)	-	(74.1)	-	(74.1)
Business consolidation (gains) costs (Note 4)	-	(0.4)	-	1.7
Income taxes	29.1	17.3	48.3	7.0
Pension funding and expense, net	(6.4)	(6.9)	(2.4)	(1.4)
Other changes in working capital	142.2	(29.4)	(139.1)	(289.6)
Other	18.1	4.4	22.3	(3.5)
	358.8	105.6	251.1	(66.2)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(78.2)	(63.1)	(166.3)	(127.5)
Acquisitions (Note 3)	-	(17.5)	-	(785.4)
Property insurance proceeds (Note 4)	-	32.4	48.6	32.4
Other	(1.7)	7.1	0.7	8.6
	(79.9)	(41.1)	(117.0)	(871.9)
Cash Flows From Financing Activities:
Net change in borrowings	(224.8)	(44.6)	(85.6)	985.0
Dividends	(10.2)	(10.5)	(20.4)	(20.7)
Purchase of common stock, net	(7.8)	(4.7)	(95.3)	(31.5)
Other	3.7	0.4	6.7	(4.0)
	(239.1)	(59.4)	(194.6)	928.8
Effect of exchange rate changes on cash	0.9	0.5	0.9	0.8

Change in cash	40.7	5.6	(59.6)	(8.5)
Cash–beginning of period	51.2	46.9	151.5	61.0
Cash–end of period	$91.9	$52.5	$91.9	$52.5

Condensed Financials (June 2007)

Unaudited Consolidated Balance Sheets

($ in millions)	July 1, 2007	July 2, 2006
Assets
Current assets
Cash and cash equivalents	$91.9	$52.5
Receivables, net	772.4	770.7
Inventories, net	898.8	854.7
Deferred taxes and other current assets	93.4	129.6
Total current assets	1,856.5	1,807.5
Property, plant and equipment, net	1,913.8	1,831.4
Goodwill	1,783.8	1,710.0
Other assets	371.0	518.9
Total assets	$5,925.1	$5,867.8
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$162.1	$133.9
Payables and accrued liabilities	1,173.4	1,206.6
Total current liabilities	1,335.5	1,340.5
Long-term debt	2,233.0	2,513.0
Other liabilities and minority interests	1,011.0	949.0
Shareholders’ equity	1,345.6	1,065.3
Total liabilities and shareholders’ equity	$5,925.1	$5,867.8

Notes to Condensed Financials (June 2007)

1.  Accounting Policy Change

In the fourth quarter of 2006, management changed the method of inventory accounting for the majority of the inventories in the metal beverage packaging, Americas, and metal food and household products packaging, Americas, segments from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The FIFO method of inventory accounting better matches revenues and expenses in accordance with sales contract payment terms. The six months ended July 2, 2006, have been retrospectively adjusted on a FIFO basis in accordance with Statement of Financial Standards No. 154.

2.  Business Segment Information

	Three months ended		Six months ended
($ in millions)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Sales–
Metal beverage packaging, Americas	$816.7	$740.6	$1,454.2	$1,333.0
Metal beverage packaging, Europe/Asia	539.3	433.8	924.3	734.7
Metal food & household products packaging, Americas (Note 3)	284.0	295.2	562.8	484.5
Plastic packaging, Americas (Note 3)	198.7	197.5	385.3	319.9
Aerospace & technologies	194.1	175.4	400.4	335.3
Consolidated net sales	$2,032.8	$1,842.5	$3,727.0	$3,207.4

Earnings before interest and taxes (A)–
Metal beverage packaging, Americas	$82.6	$67.0	$176.4	$120.5
Metal beverage packaging, Europe/Asia	92.6	67.5	137.5	95.6
Property insurance gain (Note 4)	-	74.1	-	74.1
Total metal beverage packaging, Europe/Asia	92.6	141.6	137.5	169.7
Metal food & household products packaging, Americas (Note 3)	11.1	4.4	10.9	7.5
Business consolidation costs (Note 4)	-	0.4	-	(1.7)
Total metal food & household products packaging, Americas	11.1	4.8	10.9	5.8
Plastic packaging, Americas (Note 3)	7.1	8.8	9.4	10.4
Aerospace & technologies	15.6	8.3	35.2	17.8
Segment earnings before interest and taxes	209.0	230.5	369.4	324.2
Undistributed corporate costs	(16.0)	(6.7)	(23.7)	(19.2)
Earnings before interest and taxes	$193.0	$223.8	$345.7	$305.0

(A)
Amounts in 2006 were retrospectively adjusted for: (1) change in inventory accounting method from LIFO to FIFO (see Note 1), (2) the allocation of stock-based compensation expense to the packaging segments and (3) the transfer of a plastic pail product line from the metal food and household products packaging, Americas, segment to the plastic packaging, Americas, segment (which occurred as of January 1, 2007).

Notes to Condensed Financials (June 2007)

3.	Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation and on March 28, 2006, the company acquired certain plastic container net assets from Alcan Packaging. The results of the acquisitions were not significant to Ball’s consolidated net sales or net earnings in the first quarter 2006.

4.	Business Consolidation Activities and Property Insurance Gain

In April 2006 a fire in our metal beverage can plant in Hassloch, Germany, damaged a significant portion of the building and machinery and equipment. After review and confirmation from the insurance carrier, a $74.1 million property insurance gain ($45.2 million after tax) was recorded in the second quarter of 2006. The related accounting gain is the result of asset replacement costs being higher than the asset book values at the time of the fire. Property insurance proceeds of $48.6 million and $32.4 million were received in the first quarter of 2007 and the second quarter of 2006, respectively. During the second quarter of 2007, we brought into full production the replacement capacity we installed after the fire.

In the second quarter of 2006, earning of $0.4 million ($0.2 million after tax) were recorded to reflect the recovery of amounts previously expensed in a 2005 business consolidation charge.

In the first quarter of 2006, a $2.1 million charge ($1.4 million after tax) was recorded in the metal food and household products packaging, Americas, segment to shut down a food can line in a Canadian plant and to reflect the recovery of business consolidation costs expensed in 2005. The charge was reduced during the fourth quarter of 2006 by $0.7 million ($0.5 million after tax) to reflect the net proceeds on the disposition of the plant’s fixed assets.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Net earnings as reported	$105.9	$129.8	$187.1	$174.2
Insurance gain, net of tax	-	(45.2)	-	(45.2)
Business consolidation (gains) costs, net of tax	-	(0.2)	-	1.2
Net earnings before the above items	$105.9	$84.4	$187.1	$130.2
Per diluted share before the above items	$1.03	$0.80	$1.81	$1.24

Ball’s management segregates the above items to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.